UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 14, 2006

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously announced, American Tower Corporation (the “Company”) is in the process of preparing restated financial statements in connection with the Company’s review of its historical stock option granting practices and related accounting. As reported by the Company in its press release issued November 8, 2006 (the “Press Release”), the special committee of the Company’s Board of Directors established to review the Company’s stock option practices has reported on its findings. The Company included a summary of the special committee’s key findings in the Press Release, which has been furnished to the Commission on Form 8-K. As set forth in the Press Release, the Company is working to finalize the impact of the special committee’s findings on the Company’s financial statements and related disclosure to complete its restatement. As a result, the Company has not yet filed its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 (collectively, the “Quarterly Reports”), and it currently expects that it will file such Quarterly Reports by the end of November 2006.

Accordingly, the Company has been unable to provide the lenders under its credit facilities with the required financial reports for the periods ended June 30, 2006 and September 30, 2006, which constitutes or would constitute a default or event of default under the Company’s credit facilities. In addition, other default provisions of the credit facilities were triggered or may be triggered as a result of the stock option review and the Company’s restatement of its previously issued financial statements and related matters. Under each of the Company’s two credit facilities, the lenders could seek immediate acceleration of all outstanding principal and interest due under the credit facilities as a result of such defaults, after the expiration of grace periods applicable to certain of such defaults.

As previously disclosed, on August 23, 2006, the Company obtained waivers from the lenders under its credit facilities with respect to such defaults and events of default resulting from the failure by the Company to timely provide lenders with the required financial reports for the period ended June 30, 2006. Under the terms of the waivers, the lenders under each of the Company’s two credit facilities extended the time of delivery for the Company’s required financial reports for the period ended June 30, 2006 to November 15, 2006. The waivers also waive defaults or events of default that have arisen or may arise in connection with the stock option matter, the Company’s restatement, and certain other related matters. The waivers also provide that for each credit facility, if lenders representing greater than 80% of the sum of the aggregate unutilized commitments plus the aggregate loans then outstanding under the credit facility deliver a notice demanding such financial reports, the waiver will extend only to the 30th day following such notice.

On November 13, 2006, the Company obtained new waivers with respect to defaults and events of default resulting from the failure by the Company to timely provide lenders with the required financial reports for the periods ended June 30, 2006 and September 30, 2006. The new waivers had substantially the same terms as the previous waivers, except that the time of delivery for the Company’s required financial reports is extended to December 22, 2006.

The Company also has failed to furnish and file the Quarterly Reports, as required under the indentures governing the terms of the Company’s convertible notes and senior notes, and the senior subordinated notes of American Towers, Inc. (“ATI”), one of the Company’s principal operating subsidiaries. With respect to the Company’s convertible notes, this failure would become an event of default as to any such series of notes under these indentures if the Company receives a notice of such default from the trustee or holders of at least 25% of the notes of that series and fails to cure this failure within 60 days after receipt of the notice. If the Company fails to cure the failure after expiration of the 60-day cure period, the trustee or holders of 25% of the notes of the series may accelerate the principal and accrued interest on the notes of that series. With respect to the Company’s senior notes and ATI’s senior subordinated notes, this failure would become an event of default as to any such series of notes under these indentures if the Company receives a notice of such default from the trustee or holders of at least 25% of the notes of that series and fails to cure this failure within 30 days after receipt of the notice. If the Company fails to cure the failure after expiration of the 30-day cure period, the trustee or holders of 25% of the notes of the series may accelerate the principal and accrued interest on the notes of that series.

The Company currently expects to satisfy the information delivery and filing requirements under the credit facilities and indentures prior to the expiration of any applicable cure periods described above; however, there can be no assurance that the Company will be able to do so.

This Form 8-K contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the Company’s ability to satisfy requirements under its credit facilities and indentures within cure periods and with respect to the Company’s expectations regarding the completion of the restatement of its previously issued financial statements and the timing of the filing of the Company’s reports with the Securities and Exchange Commission. Investors are cautioned that such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties and that actual developments and events may differ materially from the forward-looking statements as a result of various important factors. Factors that may cause such differences to occur include developments in the preparation of the Company’s restated financial statements or developments in the government investigations and the litigation relating to the Company’s historical stock option granting practices and related accounting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION (Registrant)

Date: November 14, 2006	By:	/S/ BRADLEY E. SINGER
Bradley E. Singer Chief Financial Officer and Treasurer